EXHIBIT 10.4
December 7, 2006

To:	SESI, LLC
1105 Peters Road
Harvey, Louisiana, 70058
Attention: Mr. Robert S. Taylor, Chief Financial Officer
	Telephone No.:	(504) 210-4105
	Facsimile No.:	(504) 362-9642

From:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
Attention: Transaction Management Group
	Telephone No.:	(212) 526-9986
	Facsimile No.:	(646) 885-9546
Re: Call Option Transaction
     The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Lehman Brothers OTC Derivatives Inc. (“Dealer”) and SESI, LLC (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction. Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated December 7, 2006 (the “Offering Memorandum”) relating to the USD 400,000,000 principal amount of 1 1/2% Senior Exchangeable Notes due 2026, (the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) giving effect to the exercise in full of the initial purchasers’ option to purchase an additional $50,000,000 of Exchangeable Notes, issued by Counterparty pursuant to an Indenture to be dated December 12, 2006 between Counterparty and The Bank of New York Trust Company, as trustee (without giving effect to any subsequent amendment, modification or waiver, the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
     1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law, and (ii) the election of US Dollars (“USD”) as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
     2. The terms of the particular Transaction to which this Confirmation relates are as follows:
     General Terms:

Trade Date:	December 7, 2006

Option Style:	“Modified American”, as described under “Procedures for Exercise” below.

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Superior Energy Services, Inc., par value USD 0.001 per Share (Exchange symbol “SPN”), subject to an adjustment as set forth under “Consequences of Merger Events” below.

Number of Options:	The product of (i) the Applicable Percentage and (ii) the number of Exchangeable Notes in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Exchangeable Notes. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Exchange Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Exchange Rate pursuant to Section 12.03 of the Indenture, except to the extent provided under “Delivery Obligation” below).

Applicable Percentage:	50%

Premium:	USD 48,000,000 (Premium per Option USD 240).

Premium Payment Date:	December 12, 2006

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Period(s):	Notwithstanding the Equity Definitions, the Exercise Period shall be, in respect of the Exercisable Options (as defined below), each period commencing on and including an Exchange Date to and including 5:00 PM (New York City time) on the Scheduled Trading Day immediately preceding the first day of the related Observation Period (as defined in the Indenture); provided that if by the 30th Scheduled Trading Day prior to December 15, 2011, Counterparty has specified December 15, 2011 as a redemption date for the Exchangeable Notes pursuant to the terms of the Indenture, there shall be a single Exercise Period for Exercisable Options with respect to any Exchangeable Notes surrendered for exchange following Counterparty’s notice of such redemption and the final day of the Exercise Period shall be the Scheduled Trading Day immediately preceding the redemption date; provided further that if by the 30th Scheduled Trading Day prior to December 15, 2011, Counterparty has not specified December 15, 2011 as a redemption date for the Exchangeable Notes pursuant to the terms of the Indenture, notices of exchange received by Counterparty from holders of Exchangeable Notes following such 30th Scheduled Trading Day prior to December 15, 2011 shall not result in the commencement of an Exercise Period and no Exercisable Options will be exercised or deemed exercised in respect of such notices of exchange of Exchangeable Notes.

Exchange Date:	Each “Exchange Date”, as defined in the Indenture, occurring during the Exercise Period for Exchangeable Notes (such Exchangeable Notes, the “Relevant Exchangeable Notes” for such Exchange Date).

Exercisable Options:	In respect of each Exercise Period, a number of Options equal to the product of (i) the Applicable Percentage and (ii) the number of Relevant Exchangeable Notes surrendered to

Counterparty for exchange with respect to such Exercise Period but no greater than the Number of Options.

Expiration Date:	The earlier of (i) the last day on which any Exchangeable Notes remain outstanding and (ii) December 15, 2011.

Minimum Number of Options:	Zero

Maximum Number of Options:	Number of Options

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the Exercisable Options shall be deemed to be exercised on the Expiration Date for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Dealer.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty or trustee under the Indenture (the “Trustee”) on behalf of Counterparty must notify Dealer in writing prior to 5:00 P.M., New York City time, on the Scheduled Trading Day prior to the first day of the Observation Period for the Relevant Exchangeable Notes in respect of which the Exercisable Options are being exercised (the “Notice Deadline”) of (i) the number of such Exercisable Options, (ii) the first day of the Observation Period and the expected Settlement Date, and (iii) the method by which Counterparty is satisfying its obligation to exchange the Relevant Exchangeable Notes; provided that, notwithstanding the foregoing, such notice (and the related Automatic Exercise of Options) shall be effective if given after the Notice Deadline but prior to 5:00 PM (New York City time) on the fifth Exchange Business Day of such “Observation Period,” in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer or any of its affiliates in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline, unless Counterparty’s chief financial officer received a phone call from an officer of the Dealer inquiring about such notice between 9:00 AM and 5:00 PM (New York City time) on the second Exchange Business Day preceding the beginning of the Observation Period, in which case this proviso shall not apply; provided further that in respect of Exercisable Options relating to Exchangeable Notes tendered for exchange following the election by Counterparty of December 15, 2011 as a redemption date for the Exchangeable Notes pursuant to the terms of the Indenture, such notice may be given on or prior to the second Scheduled Trading Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice of Exercise:	To be provided by Dealer.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (x) deleting the phrase “during the one hour period that ends at the relevant Valuation Time” in Section 6.3(a)(ii) and replacing it with the phrase “at any time prior to 1:00 p.m. on such Scheduled Trading Day of an aggregate one half hour period” and (y) deleting the phrase “or (iii) an Early Closure”.
Settlement Terms:

Settlement Date:	In respect of an Exercise Date, the settlement date for the Shares and cash (in respect of fractional shares) to be delivered under the Relevant Exchangeable Notes under the terms of the Indenture; provided that if such a day is not the third Currency Business Day following the last day of the related Observation Period, Dealer shall use its reasonable efforts to make deliveries on the Settlement Date for the Relevant Exchangeable Notes (subject to receipt of a prior notice from Issuer sufficiently in advance of such Settlement Date) and if, notwithstanding such reasonable efforts, the Dealer is unable to effect the delivery on such day, then it shall be the third Currency Business Day following the last day of the related Observation Period.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on or with respect to an Exchange Date, Dealer will deliver to Counterparty, on the related Settlement Date, for each Option exercised or deemed exercised, an amount equal to the product of (x) the Applicable Percentage and (y) an aggregate number of Shares and an aggregate amount of cash (in respect of fractional Shares) in excess of (i) USD 1,000 (if Counterparty has elected to settle the Relevant Exchangeable Notes in cash and Shares) or (ii) the number of Shares equivalent to USD 1,000 (if Counterparty has elected to settle the Relevant Exchangeable Notes in Shares only), as determined by the Calculation Agent based on the sum, for all Trading Days in the Observation Period, of a respective number of Shares equal to USD 40 divided by the Daily VWAP (as defined in the Indenture) for each such Trading Day (if Counterparty has elected to settle the Relevant Exchangeable Notes in Shares only) that Counterparty is obligated to deliver to the holder(s) of the Relevant Exchangeable Notes exchanged on such Exchange Date pursuant to Section 12.01(d) of the Indenture (the “Exchange Obligation”); provided that, if the Relevant Exchangeable Notes are being exchanged in connection with any Fundamental Change (as defined in the Indenture), (a) the Calculation Agent shall determine an amount that would be payable by Dealer to Counterparty pursuant to Section 6(e)(ii)(1) of the Agreement (for purposes of such determination, the Calculation Agent shall not be taking into account the amount deliverable to the holder(s) of the Relevant Exchangeable Notes pursuant to Section 12.03 of the Indenture) if (x) the Number of Options were equal to the product of the Applicable Percentage and the number of the Relevant Exchangeable Notes and (y) the Fundamental Change were an Additional Termination Event occurring on the effective date for the Fundamental Change with Counterparty as the sole Affected Party (the “Fair Value Amount”), and (b) to the extent that a number of additional Shares that Counterparty is obligated to deliver to holder(s) of the Relevant Exchangeable Notes as a result of any adjustments to the Exchange Rate pursuant to Section 12.03 of the Indenture in respect of such Fundamental Change exceeds the number of Shares equal to the Fair Value Amount (such number of Shares to be determined by the Calculation Agent based on the daily VWAP of the Shares on the effective date of the Fundamental Change), then the “Delivery Obligation” shall be determined excluding any such excess Shares. For the avoidance of doubt, if the “Exchange Obligation”, as defined in the Indenture, is less than or equal to USD 1,000 (or a number of Shares equivalent to USD 1,000 determined as set forth above), Dealer will have no delivery obligation hereunder.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the “Observation Period”, as defined in the Indenture, Counterparty or the Trustee on behalf of Counterparty shall give Dealer notice of the final number of Shares and the amount of cash (in respect of fractional shares) comprising the Exchange Obligation (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Net Share Settlement”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the Issuer of the Shares. “Net Share Settlement” in relation to any Option means that Dealer is obligated to deliver Shares hereunder.
     3. Additional Terms applicable to the Transaction:
     Adjustments applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Exchange Rate of the Exchangeable Notes pursuant to the Indenture (other than Section 12.03 of the Indenture, except to the extent provided under “Delivery Obligation” above), the Calculation Agent will make a corresponding adjustment to any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction. Immediately upon the occurrence of any adjustment contemplated in Section 12.03 of the Indenture (an “Adjustment Event”), Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Exchangeable Notes in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 12.02 of the Indenture that would result in an adjustment to the Exchange Rate of the Exchangeable Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Exchange Rate pursuant to Section 12.03 of the Indenture, except to the extent provided under “Delivery Obligation” above.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 12.05 of the Indenture.

Tender Offers:	Notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 12.02(e) of the Indenture and, upon the occurrence of such an event, adjustments set forth under “Method of Adjustment” above shall apply.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided however that such adjustment shall be made without regard to any adjustment to the Exchange Rate for the issuance of additional shares as set forth in Section 12.03 of the Indenture, except to the extent provided under “Delivery Obligation” above. Notwithstanding the foregoing, upon the occurrence of a Merger Event that constitutes a “Public Acquirer Change in Control”, as defined in the Indenture, with respect to which Counterparty elects to adjust the terms of the Exchangeable Notes in accordance with Section 12.04 of the Indenture (such a Public Acquirer Change in Control, a “PACC Event”), subject to compliance with the proviso to this sentence, the Calculation Agent will adjust any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction to the extent required to preserve the fair value of the Transaction to Dealer (such adjustments, the “PACC Adjustments”); provided that, as a condition precedent to the adjustments contemplated above, Counterparty and, if Counterparty is not the issuer of the “Public Acquirer Common Stock”, as defined in the

Indenture, the issuer of the Public Acquirer Common Stock, shall, prior to the effective date of such PACC Event, have entered into such documentation containing representations, warranties and agreements relating to securities laws and other issues as requested by Dealer that Dealer determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted, and to preserve its hedge unwind, hedge leg in and other hedging activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that Counterparty may elect settlement of the related obligation in accordance with Section 9(k) below; provided, further that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not re-listed, re-traded or re-quoted within 30 Exchange Business Days following such Delisting on a U.S. national or regional securities exchange or an established automated over-the-counter trading market in the U.S.; if the Shares are re-listed, re-traded or re-quoted within 30 Scheduled Trading Days following such Delisting on any U.S. national or regional securities exchange or an established automated over-the-counter trading market in the U.S., such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Determining Party:	For all applicable Additional Disruption Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Dealer
     5. Account Details:
(a)	Account for payments to Counterparty:
Whitney National Bank
228 St. Charles Avenue
New Orleans, LA 70130
ABA 065000171
For credit to:
SESI, LLC
1105 Peters Road
Harvey, LA 70058
Account 713121440
Account for delivery of Shares to Counterparty:
To be provided under separate cover by Counterparty.
(b)	Account for payments to Dealer:
To be provided by Dealer.
Account for delivery of Shares to Dealer: To be provided by Dealer.
6. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party.
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:
SESI, LLC
1005 Peters Road
Harvey, Louisiana 70058

Attention: Mr. Robert S. Taylor, Chief Financial Officer
Telephone No.: (504) 210-4105
Facsimile No.: (504) 362-9642
Address for notices or communications to Dealer:
Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, NY 10019
Attention: Transaction Management Group
Telephone No.: (212) 526-9986
Facsimile No.: (646) 885-9546
With a copy to:
Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, NY 10019
Attention: Steve Roti-US Equity Linked
Telephone No: (212) 526-0055
Facsimile No: (917) 552-0561
8. Representations and Warranties of Counterparty
(A) The Counterparty hereby represents and warrants to Dealer that:
     (a) It is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”));
     (b) Each of it, Superior Energy Services, Inc. (the “Issuer”) and their affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty;
     (c) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Bear Stearns & Co. Inc.;
     (d) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;
     (e) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

     (f) Prior to the Trade Date, Counterparty shall deliver to Dealer resolutions of Counterparty’s and Issuer’s boards of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request;
     (g) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;
     (h) On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;
     (i) Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance or securities investor protection and that such obligations will not be guaranteed by any affiliate of Dealer (except as expressly set forth herein) or any governmental agency;
     (j) The Exchangeable Notes have been duly authorized by the Counterparty, and, when issued and delivered as provided in the Purchase Agreement dated as of December 7, 2006 between Counterparty, the guarantors named therein and the representatives of the Initial Purchasers party thereto (the “Purchase Agreement”) and duly authenticated pursuant to the Indenture (assuming due authentication of the Exchangeable Notes by the trustee) will be duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Counterparty entitled to the benefits provided by the Indenture; and the Exchangeable Notes will conform, in all material respects, to the descriptions thereof in Offering Memorandum;
     (k) The Indenture has been duly authorized, executed and delivered by the Counterparty and the guarantors named therein, and (assuming the authorization, execution and delivery by the trustee), constitutes a valid and legally binding instrument of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, moratorium, reorganization and laws of general applicability relating to or affecting creditors’ rights and general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law); and the Indenture conforms, in all material respects, to the description thereof in the Offering Memorandum;
     (l) Upon issuance and delivery of the Exchangeable Notes in accordance with the Purchase Agreement and the Indenture, the Exchangeable Notes will be exchangeable at the option of the holder thereof into Shares or cash and Shares, if applicable, in accordance with the terms of the Exchangeable Notes; the Shares reserved for issuance upon exchange of the Exchangeable Notes have been duly authorized and reserved and, when issued upon exchange of the Exchangeable Notes in accordance with the terms of the Exchangeable Notes, will be validly issued, fully paid and non assessable, and the issuance of the Shares will not be subject to any preemptive or similar rights;
     (m) Neither the Counterparty nor any affiliate (as defined in Rule 501(b) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)) of the Counterparty has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Exchangeable Notes in a manner that would require the registration under the Exchangeable Notes Act of the offering contemplated by the Offering Memorandum;
     (n) None of the Counterparty, any affiliate of the Counterparty or any person acting on its or their behalf (other than the Initial Purchasers for whom we make no representation) has offered or sold the Exchangeable Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act;
     (o) The Exchangeable Notes satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act;
     (p) The issue and sale of the Exchangeable Notes, the issuance by the Issuer of the Shares upon exchange of the Exchangeable Notes and the compliance by the Counterparty with all of the provisions of the Exchangeable Notes, the Indenture, the Registration Rights Agreement dated December 12, 2006 among the Counterparty, the Issuer, the guarantors named therein and the Initial Purchasers (the “Registration Rights Agreement”), the Purchase Agreement and this Confirmation and the consummation of the transactions herein and therein contemplated (A) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Counterparty or any of its subsidiaries is a party or by which the Counterparty or any of its subsidiaries is bound or to which any of the property or assets of the Counterparty or any of its subsidiaries is subject, except such conflict, breach or violation as would not have a Material Adverse Effect, (B) will not result in any violation of the provisions of the certificate of incorporation or bylaws of the Counterparty, and (C) will not result in the violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Counterparty or any of its subsidiaries or any of its properties, except such violations as would not have a Material Adverse Effect; and except as disclosed in the Offering Memorandum, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Exchangeable Notes or the consummation by the Counterparty of the transactions contemplated by the Purchase Agreement or the Indenture, except for the filing and effectiveness of a registration statement by the Counterparty with the Commission pursuant to the Securities Act and the Registration Rights Agreement, the qualification of the Indenture under the Trust Indenture Act of 1939 (“Trust Indenture Act”) in relation to the Shares and such consents, approvals, authorizations, registrations or qualifications as may be required under state Securities or Blue Sky laws in connection with the purchase and distribution of the Exchangeable Notes by the Initial Purchasers in the manner contemplated by the Purchase Agreement and Offering Memorandum and except for such consents the failure to obtain would not have a Material Adverse Effect. “Material Adverse Effect” means any change in the capital stock, increase in long-term debt or any decreases in consolidated net current assets or stockholders’ equity of the Issuer or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, current or future consolidated financial position, stockholders’ equity or results of operations of the Issuer and its subsidiaries taken as a whole;
     (q) Issuer is subject to Section 13 or 15(d) of the Securities Exchange Act, as amended (the “Exchange Act”);
     (r) All of the issued shares of capital stock of the Issuer have been duly and validly authorized and issued and are fully paid and non-assessable; such authorized capital stock of the Issuer conforms as to legal matters in all material respects to the description thereof contained in the Offering Memorandum; there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any Shares, any shares of capital stock of any subsidiary, or any such warrants, convertible securities or obligations, except as set forth in the Offering Memorandum and except for options granted under, or contracts or commitments pursuant to, the Issuer’s previous or currently existing stock option and other similar officer, director or employee benefit plans;
     (s) Prior to the Trade Date, neither the Counterparty nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Issuer in connection with the offering of the Exchangeable Notes;
     (t) None of the Issuer or any of its subsidiaries is in violation of its certificate of incorporation or certificate of formation, or its bylaws or limited liability company agreement (or other organizational documents), or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, other than such defaults that individually or in the aggregate would not have a Material Adverse Effect; and
     (u) Other than as set forth in the Offering Memorandum, there are no legal or governmental proceedings pending to which the Issuer or any of its subsidiaries is a party or of which any property of the Issuer or any of its subsidiaries is the subject which, if determined adversely to the Issuer or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the best of the Counterparty’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.
     (B) Each party makes to the other the representations and warranties set forth in Sections 3(a) through (f) of the Agreement with respect to the Agreement as supplemented by this Confirmation; provided that Dealer makes the representation and warranty set forth in Section 3(e) and Counterparty makes the representation and warranty set forth in Section 3(f). In addition, each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9. Other Provisions:
     (a) Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Section 3(a) of the Agreement and Section 8(A)(g) of this Confirmation.
     (b) Repurchase Notices. Counterparty shall, on any day on which Issuer effects any repurchase of Shares, give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day, and, if such notice relates to material non-public information at the time, simultaneously publicly announce (or cause to have announced) such information, if following such repurchase, the Notice Percentage as determined on such day is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the product of the Number of Options and the Option Entitlement and the denominator of which is the number of Shares outstanding on such day.
     (c) Regulation M. Counterparty and Issuer are not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Issuer, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty and Issuer shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.
     (d) No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.
     (e) Number of Repurchased Shares. Counterparty represents that it could have purchased Shares, in an amount equal to the product of the Number of Options and the Option Entitlement, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees, contractual agreements binding upon Counterparty, on the Trade Date.
     (f) Early Unwind. In the event the sale of Exchangeable Notes is not consummated with the initial purchasers for any reason by the close of business in New York on December 12, 2006 (or such later date as agreed upon by the parties) (December 12, 2006 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, unless the sale of Exchangeable Notes is not consummated with the initial purchasers for any reason other than as a result of breach of the Purchase Agreement by the initial purchasers, Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates and reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its Hedging Activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Dealer in its sole good faith discretion. Dealer shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
     (g) Transfer or Assignment. Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates that are not less creditworthy than Dealer, or another affiliate not less creditworthy than Dealer); provided further that at any time at which the Option Equity Percentage exceeds 9.0%, Dealer will (i) have a right to, or (ii) if requested by Counterparty, transfer or assign to a third party such portion of the Transaction that would otherwise cause the Option Equity Percentage to exceed 9.0% (it being understood and agreed that Dealer, unless otherwise consented to by Counterparty, would make such a transfer or assignment to a third party who is not a “Non-Citizen” for purposes of Article Twelve of Counterparty’s Certificate of Incorporation, if the transfer or assignment would otherwise result in the Shares owned or controlled by a “Non-Citizen” for purposes of Article Twelve of Counterparty’s Certificate of Incorporation); provided further that if Dealer is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that the Option Equity Percentage does not exceed 9.0%, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Section 13 Terminated Portion”) of the Transaction, such that the Option Equity Percentage following such partial termination will be equal to or less than 9.0%.
  In the event that Dealer so designates an Early Termination Date with respect to a Section 13 Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Section 13 Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence).
  The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares that Dealer “beneficially owns” (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (ii) the product of the Number of Options and the Option Entitlement and (B) the denominator of which is the number of Shares outstanding on such day.
     (h) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s Hedging Activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:
     (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (provided that the last of such Staggered Settlement Dates shall occur not later than 20 Trading Days (as defined in the Indenture) following the Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;
     (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date;
     (iii) if the Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Settlement terms will apply on each Staggered Settlement Date, except that the Shares to be delivered will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above; and
     (iv) if Counterparty declares a dividend or other distribution with respect to Shares with an ex dividend date falling on or after a Nominal Settlement Date and prior to a Staggered Settlement Date, then in addition to any Shares it delivers on such a Staggered Settlement Date, Dealer shall deliver to Counterparty the amount of such dividend or other distribution in respect of such Shares on the Exchange Business Day next following its receipt of such dividend or distribution.
     (i) Role of Agent. Each party agrees and acknowledges that (i) Lehman Brothers Inc., an affiliate of Dealer (“Agent”), has acted solely as agent and not as principal with respect to this Transaction and (ii) Agent has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.
     (j) No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties, the obligations of Dealer hereunder are not secured by any collateral. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer (and only Dealer) shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to Dealer under any other agreement between Dealer and Counterparty relating to Shares (other than any warrant purchased by Dealer from Counterparty during a three month period commencing on the Trade Date) (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities if such Separate Agreement would not convey rights to Dealer senior to the claims of common stockholders of Counterparty in the event of Counterparty’s bankruptcy; provided that Dealer may not exercise any such right to net or set off in the event of Counterparty’s bankruptcy. For this purpose, Dealer shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained. Except as set forth herein, Dealer waives any further right of setoff with respect to this Transaction.
     (k) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, subject to paragraph (j) above, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization or Insolvency), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Share Termination Alternative:	Applicable, if elected as per above, and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share

Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.
     (l) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
     (m) Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Dealer without registration under the Securities Act of 1933, as amended (the “Securities Act”), Counterparty and Issuer shall, at Counterparty’s election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the closing price on such Exchange Business Days, and in the amounts, requested by Dealer.
     (n) Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
     (o) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.
     (p) Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; (c) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code; and (d) all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code.
     (q) Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.
     (r) Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Exchangeable Notes as set forth in Section 7.01 of the Indenture that results in an acceleration of the Exchangeable Notes pursuant to the terms of the Indenture, (ii) an Amendment Event or (iii) a PACC Termination Event (which shall be deem to occur on the effective date for the related PACC Event) shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Exchangeable Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to exchange of the Exchangeable Notes (including changes to the exchange price, exchange settlement dates or exchange conditions) that may adversely affect the rights or obligations of Dealer hereunder, or any term that would require consent of the holders of not less than 100% of the principal amount of the Exchangeable Notes to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.
     (s) “PACC Termination Event” means a PACC Event with respect to which (i) the Calculation Agent reasonably determines that no PACC Adjustments would produce a commercially reasonable result, (ii) the PACC Adjustments have not been made because any of the documentation requirements set forth under “Consequences of Merger Events” above have not been satisfied by the effective date for such PACC Event or (iii) Dealer has determined, in its reasonable discretion, that it will be unable to effect its hedge unwind, hedge leg in or other hedging activities in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with policies and procedures applicable to Dealer related to such applicable legal, regulatory or self-regulatory requirements.
     (t) Regulatory Provisions. (i) Counterparty represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement. (ii) The Agent will furnish Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by fax on (646) 885-9546.

Very truly yours, Lehman Brothers OTC Derivatives Inc.
By:	/s/ Anatoly Kozlov
Authorized Signatory
Name: Anatoly Kozlov

Accepted and confirmed
as of the Trade Date:

SESI, LLC
By:	/s/ Robert S. Taylor
Authorized Signatory
Name: Robert S. Taylor

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